Exhibit 10.1

ASSET PURCHASE AGREEMENT

among

Continental Materials Corp.,

a Delaware corporation,

and

Castle Concrete Company,

a Colorado corporation,

and

Transit Mix Concrete Co.,

a Colorado corporation,

and

Transit Mix of Pueblo, Inc.,

a Colorado corporation,

and

Daniels Sand Company,

a Colorado corporation,

and

Aggregate Industries — WCR, Inc.,

a Colorado corporation

Dated as of February 1, 2019

i

TABLE OF CONTENTS

Section 7.11	Governing Law and Submission to Jurisdiction	47
Section 7.12	Specific Performance	47
Section 7.13	Counterparts	47

ANNEX A	DEFINITIONS
ANNEX B	TRANSFERRED REAL PROPERTY
ANNEX C	EXCLUDED REAL PROPERTY

EXHIBITS

Exhibit A-1	Existing Costilla Property Legal Description
Exhibit A-2	“West Parcel” and “East Parcel” of the Existing Costilla Property
Exhibit B	Allocation Principles

DISCLOSURE SCHEDULES

Schedule 1.01(c)	Assigned Contracts
Schedule 1.02(f)	Excluded Tangible Personal Property
Schedule 1.02(k)	Excluded Mineral Rights, Water Rights and Intangible Assets
Schedule 1.02(q)	Excluded Benefit Plan Assets
Schedule 1.03(d)	Other Assumed Liabilities
Schedule 1.06	Closing Working Capital Example
Schedule 3.01	Jurisdiction of Sellers
Schedule 3.03	Conflicts, Consent
Schedule 3.06	Changes since December 31, 2017
Schedule 3.07(a)	Material Contracts
Schedule 3.08	Permitted Encumbrances
Schedule 3.09	Condition of Assets Exceptions
Schedule 3.10(a)(i)	Real Property Encumbrances
Schedule 3.10(a)(ii)	Leases of Transferred Real Property
Schedule 3.10(c)	Transferred Water Rights
Schedule 3.10(e)	Sufficiency of Transferred Real Property Exceptions
Schedule 3.10(f)	Reclamation Obligations
Schedule 3.11(a)	Intellectual Property Assets
Schedule 3.11(b)	Intellectual Property Agreements
Schedule 3.14(a)	Material Customers
Schedule 3.14(b)	Material Suppliers
Schedule 3.15	Insurance Policies and Claims
Schedule 3.16(a)	Pending Actions
Schedule 3.16(b)	Outstanding Governmental Orders
Schedule 3.17(a)	Compliance with Laws
Schedule 3.17(b)	Permits and Compliance with Permits
Schedule 3.17(c)	Reclamation Sureties
Schedule 3.18(b)	Environmental Permits
Schedule 3.18(e)	Storage Tanks

TABLE OF CONTENTS

Schedule 3.18(g)	Environmental Reports
Schedule 3.19(a)	Benefit Plans
Schedule 3.19(b)	Benefit Plan Compliance
Schedule 3.19(k)	Parachute Payments
Schedule 3.20(a)	Employees
Schedule 3.21	Taxes
Schedule 5.02(a)	Continuing Employees

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 1, 2019, is entered into by and among Continental Materials Corp., a Delaware corporation (“Continental”), Transit Mix Concrete Co., a Colorado corporation (“TMC”), Transit Mix of Pueblo, Inc., a Colorado corporation (“TMP”), Castle Concrete Company, a Colorado corporation (“Castle”), Daniels Sand Company, a Colorado corporation (“DSC”, and Continental, TMC, TMP, Castle and DSC, each, a “Seller” and, collectively, the “Sellers”), and Aggregate Industries — WCR, Inc., a Colorado corporation (“Buyer”).

RECITALS

WHEREAS, the Sellers are presently engaged in (i) the ready mix concrete business at the ready mix concrete plants located in Colorado Springs, Colorado and Pueblo, Colorado and described on Annex B (the “Ready Mix Business”); and (ii) sand and gravel mining operations in Colorado Springs, Colorado and described on Annex B (“Daniels Sand”; collectively, Ready Mix Business and Daniels Sand, the “Purchased Business”);

WHEREAS, the Sellers are also presently (i) engaged in mining from their Pike View quarry operation (the “Pike View Quarry Operation”) located Colorado Springs, Colorado and described on Annex C; (ii) own an idle quarry at their former Canon City operation (the “Canon City Limestone Operation”) located Canon City, Colorado and described on Annex C; (iii) own and operate the retail building materials business at sites located in Colorado Springs, Colorado and Pueblo, Colorado and described on Annex C (the “Building Supply Business”); (iv) own and operate sand and gravel mining operations in Fremont County, Colorado and described on Annex C (the “Grisenti Pit”); (v) own and operate an aggregates operation in Pueblo, Colorado and described on Annex C (the “Pueblo Aggregate East Operation”); (vi) own the real property and potential quarry known as the “Hitch Rack Ranch” in Colorado Springs, Colorado (“Hitch Rack Ranch”) and described on Annex C; and (vii) own, or are pursuing opportunities with respect to, the real property known as the “Blake Ranch” south of the City of Pueblo and described on Annex C (“Blake Ranch” and, collectively, the Pike View Quarry Operation, the Canon City Limestone Operation, the Building Supply Business, the Grisenti Pit and the Pueblo Aggregate East Operation, Hitch Rack Ranch and Blake Ranch are the “Non-Purchased Business”);

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, substantially all the tangible personal property, executory contracts and intangible assets, and certain specified liabilities, of the Purchased Business (but not any tangible personal property, executory contracts or intangible assets of the Non-Purchased Business), subject to the terms and conditions set forth herein (the “Business Purchase and Sale”); and

WHEREAS, a portion of the purchase price payable by Buyer to Sellers shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01                            Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers hereby sell, assign, transfer, convey and deliver to Buyer, and Buyer hereby purchases from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Purchased Business (collectively, the “Purchased Assets”), including, without limitation, the following (but, in each case, not including any of the Excluded Assets):

(a)                                 all accounts or notes receivable held by Sellers, regardless whether arising from the Purchased Business or the Non-Purchased Business, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”); provided, that the “Accounts Receivable” do not include any accounts or notes receivable held by or arising from the business of any Excluded Subsidiary;

(b)                                 all inventory, finished goods, raw materials, chemicals, aggregates, work in progress, packaging, supplies, parts and other inventories held for sale or use in the Purchased Business (“Inventory”);

(c)                                  all Contracts, including pending customer purchase orders and including Intellectual Property Agreements, set forth on Section 1.01(c) of the Disclosure Schedules (the “Assigned Contracts”);

(d)                                 all furniture, fixtures, equipment, mixing plants, batch plants, tanks and containers, machinery, tools, vehicles (including mixing trucks, hauling trucks and light vehicles (collectively, the “Vehicles”)), office equipment, supplies, computers, telephones and other tangible personal property, in each case, which is used in the Purchased Business (the “Tangible Personal Property”);

(e)                                  all Transferred Real Property and the Transferred Water Rights;

(f)                                   all Permits, including Environmental Permits, which are transferrable to Buyer (if any) and which are held by Sellers and required for the conduct of the Purchased Business as currently conducted or for the ownership and use of the Purchased Assets;

(g)                                  all Intellectual Property Assets, including all rights to the name “Transit Mix Concrete Company” and variations thereof and the URL transitmix.com.

(h)                                 all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the Purchased Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i)                                     all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, sand royalties, charges, sums and fees (including any such item relating to the payment of Taxes), in each case, arising from the Purchased Business;

(j)                                    all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k)                                 originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”) relating to the Purchased Business; and

(l)                                     all goodwill and the going concern value of the Purchased Business.

Section 1.02                            Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)                                 Cash and cash equivalents;

(b)                                 All rebates, refunds and volume discounts arising from the Purchased Business through and including the Closing Date;

(c)                                  all accounts or notes receivable held by or arising from the business of any Excluded Subsidiary;

(d)                                 all inventory, raw materials, work in progress, supplies, parts and other inventories held for sale or use in the Non-Purchased Business;

(e)                                  the Excluded Real Property;

(f)                                   all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property, in each case, which is used or held for use in the Non-Purchased Business, including any of the same listed on Section 1.02(f) of the Disclosure Schedules;

(g)                                  Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(h)                                 all Permits, including Environmental Permits, which are held by Sellers and required for the conduct of the Non-Purchased Business as currently conducted or for the ownership and use of the Excluded Assets;

(i)                                     all insurance benefits, including rights and proceeds under Sellers’ insurance policies;

(j)                                    all rights and interest in, to or under any Intellectual Property (whether as owner, licensee, sublicensee or otherwise) which is used or held for use in the Non-Purchased Business (but excluding the “Transit Mix” name and any marks relating thereto);

(k)                                 all mineral rights, water rights, intangible assets and rights to any Actions of any nature to the extent related to the Non-Purchased Business, the Excluded Assets or the Excluded Liabilities, including any of the same listed on Section 1.02(k) of the Disclosure Schedules;

(l)                                     all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes), in each case, arising from the Non-Purchased Business;

(m)                             all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Excluded Assets;

(n)                                 all Books and Records relating to the Non-Purchased Business;

(o)                                 all goodwill and the going concern value of the Non-Purchased Business;

(p)                                 the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of each Seller;

(q)                                 all Benefit Plans and assets attributable thereto; the assets, properties and rights specifically set forth on Section 1.02(q) of the Disclosure Schedules; and

(r)                                    the rights which accrue or will accrue to Sellers under this Agreement and the Ancillary Documents.

Section 1.03                            Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer hereby assumes and agrees to pay, perform and discharge only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)                                 all trade accounts payable of Sellers to third parties in connection with the Purchased Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Interim Balance Sheet Date or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date;

(b)                                 all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Sellers on or prior to the Closing; and

(c)                                  any reclamation-related Liabilities existing, reclamation obligations to be performed, and reclamation activities required, in each case, at any time and from time to time on or after the Closing Date which arise from or relate to any exploration, mining or processing activities occurring before or after the Closing Date conducted by or in connection with Reclamation Permit No. M-1973-007SG, including any and all reclamation activities required before, during and/or following final cessation of sand mining and sand processing operations at the Daniels Sand property (the “Reclamation Obligations”);

(d)                                 those Liabilities of Sellers set forth on Section 1.03(d) of the Disclosure Schedules.

Section 1.04                            Excluded Liabilities. Notwithstanding the provisions of Section 1.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Sellers shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)                                 any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)                                 any Liability for (i) Taxes of a Seller (or any owner or Affiliate of a Seller) or Taxes for any Pre-Closing Tax Period relating to the Purchased Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 5.09; or (iii) other Taxes of a Seller (or any owner or Affiliate of a Seller) of any kind or description (including any Liability for Taxes of Seller (or any owner or Affiliate of Seller) for any Pre-Closing Tax Period that become a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)                                  any Liabilities relating to or arising out of the Excluded Assets;

(d)                                 any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Purchased Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date. Including for the avoidance of doubt, all Actions relating to Continental Materials Corporation v. Valco, Inc., Civil Action No. 2014-cv-2510, in the United States District Court for the District of Colorado (the “Valco Litigation”);

(e)                                  any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Sellers, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f)                                   any recall, design defect or similar claims of any products manufactured or sold or any service performed by Sellers;

(g)                                  any Liabilities of Sellers arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Sellers;

(h)                                 any Liabilities of Sellers for any present or former employees, officers, directors, retirees, independent contractors or consultants of a Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(i)                                     any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of a Seller (other than the Reclamation Obligations);

(j)                                    any trade accounts payable of a Seller (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of a Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(k)                                 any Liabilities of the Purchased Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Purchased Business’ customers to a Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l)                                     any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of a Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 6.03 as Seller Indemnitees;

(m)                             any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by a Seller of such Contracts prior to Closing;

(n)                                 any Liabilities associated with debt, loans or credit facilities of a Seller and/or the Purchased Business owing to financial institutions;

(o)                                 any Liabilities arising out of, in respect of or in connection with the failure by a Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 1.05                            Purchase Price. The aggregate consideration for the Purchased Assets shall be Twenty Seven Million One Hundred Twenty-Nine Thousand Dollars ($27,129,000), subject to adjustment pursuant to Section 1.06 and Section 1.10 hereof (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as provided in Section 2.02.

Section 1.06                            Purchase Price Adjustment.

(a)                                 Post-Closing Adjustment.

(i)                                     Within seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Sellers Representative, on behalf of Sellers, (A) a statement, in the form and consistent with the methodology used to prepare the Interim Balance Sheet and the binding example in Section 1.06 of the Disclosure Schedules, setting forth its calculation of Closing

Working Capital as of close of business on the Closing Date (the “Closing Working Capital Statement”) true and correct in all material respects.

(ii)                                  The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus $8,496,243. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(b)                                 Examination and Review.

(i)                                     Examination. After receipt of the Closing Working Capital Statement, Sellers Representative shall have sixty (60) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Sellers Representative and its advisors shall have full access to, and Buyer shall provide or cause to be provided (at Buyer’s expense) electronic copies (in original, executable format where available) of, the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer and provided, further, that in the event of any delay in providing such access or copies which exceeds five (5) Business Days in the aggregate, the Review Period shall be extended by the number of Business Days of such delay.

(ii)                                  Objection. On or prior to the last day of the Review Period, Sellers Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers Representative’s disagreement therewith (the “Statement of Objections”). If Sellers Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers Representative, on behalf of Sellers. If Sellers Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers Representative, shall be final and binding.

(iii)                               Resolution of Disputes. If Sellers Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the Denver office of Crowe LLP or, if Crowe LLP is unable to serve, Buyer and Sellers Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall make its determinations in accordance with the definitions in this Agreement and the methodology used in the binding example calculation of set forth in Section 1.06 of the Disclosure Schedules.  The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)                              Fees of the Independent Accountants. The fees and expenses of the Independent Accountants shall be paid by Sellers, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer. For example, if a Seller disputes items in the aggregate amount of $1,000,000, and the Independent Accountant determines that a Seller is correct with respect to $600,000 of the $1,000,000 in dispute, Buyer shall bear 60% of the fees, costs and disbursements of the Independent Accountant and a Seller shall bear 40% of the fees, costs and disbursements of the Independent Accountants.

(v)                                 Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto, except in the case of fraud, undisclosed conflict of interest or manifest error.

(vi)                              Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers Representative, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to the date of payment at a rate per annum equal to ten percent (10%).  Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

(c)                                  Adjustments for Tax Purposes. Any payments made pursuant to Section 1.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 1.07                            Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with Section 1060 of the Code and applying the agreed methodology set forth in Exhibit B (collectively, the “Allocation Principles”). A draft allocation schedule shall be prepared by Buyer in accordance with the Allocation Principles and delivered to Sellers Representative, on behalf of Sellers, within sixty (60) days following the Closing Date. If Sellers Representative notifies Buyer in writing that Sellers Representative objects to one or more items reflected in Buyer’s draft allocation schedule, Sellers Representative and Buyer shall negotiate in good faith to resolve such dispute in accordance with the Allocation Principles; provided, however, that if Sellers Representative and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within ninety (90) days following the Closing Date, such dispute shall be resolved by the Independent Accountants applying the Allocation Principles. The fees and expenses of such accounting firm shall be borne equally by Sellers and Buyer. Buyer and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the allocation schedule as finally agreed among the parties or as determined by the Independent Accountants. Any adjustments to the Purchase Price pursuant to Section 1.06 herein shall be allocated in a manner consistent with the Allocation Principles.

Section 1.08                            Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

Section 1.09                            Third Party Consents. To the extent that Sellers’ rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and each Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, each Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Section 1.10                            Prorations. At or prior to Closing, Seller shall pay 100% of all 2018 real property taxes for the Real Property payable in 2019.  With respect to the 2019 real property taxes payable in 2020, Buyer shall receive a credit against the Purchase Price at Closing in an amount equal to the total estimated 2019 real property taxes (payable in 2020) for the Real Property which shall be calculated based on the most current assessed value and mill levy for each Real Property (per the applicable county) multiplied by Seller’s pro rata share of the total estimated 2019 real property taxes (payable in 2030).  For purposes of this Section 1.10, Seller’s pro rata share shall be a fraction, the numerator of which is the number of days from January 1, 2019, through and including the date immediately preceding the Closing Date and the denominator of which is 365. All personal property taxes assessed against any of the Purchased Assets, if applicable, shall be handled in the same manner; i.e., Seller shall pay 100% of all 2018 personal property taxes (payable in 2019) at or prior to Closing and Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the total 2019 personal property taxes (payable in 2020) multiplied by Seller’s pro rata share of said taxes. Rents under each Third Party Lease shall be prorated to the Closing Date and security deposits, if any, paid by a tenant under any of the Third Party Leases shall be assigned to Buyer and a like amount shall be credited to Sellers at Closing.

ARTICLE II
CLOSING

Section 2.01                            Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof via overnight courier, facsimile or other electronic means (including portable document format (pdf)), as agreed to by the parties. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The transactions shall be considered closed when the delivery of the documents and funds as provided in Section 2.02 has occurred, and the parties agree to treat the Closing as being effective as of 12:01 a.m. Mountain Time on the Closing Date.

Section 2.02                            Closing Deliverables.

(a)                                             At the Closing, Sellers hereby deliver to Buyer the following:

(i)                                     one or more UCC Financing Statement amendments and other document necessary to evidence the release of all liens on the Purchased Assets in favor of CIBC and all other secured lenders;

(ii)                                  The Costilla Lease Agreement, duly executed by Sellers

(iii)                               The First American Title Company Escrow Agreement, duly executed by Sellers;

(iv)                              The Escrow Agreement, duly executed by Sellers;

(v)                                 a bill of sale (the “Non-Vehicles Bill of Sale”) and duly executed by the applicable Sellers, transferring the Tangible Personal Property (excluding the Vehicles) included in the Purchased Assets to Buyer;

(vi)                              a bill of sale (the “Vehicles Bill of Sale”) and duly executed by the applicable Sellers, transferring the Vehicles included in the Purchased Assets to Buyer;

(vii)                           an assignment and assumption agreement (the “Assignment and Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(viii)                        [intentionally omitted]

(ix)                              with respect to each parcel of Transferred Real Property, a special warranty deed in form and substance satisfactory to Buyer (each, a “Deed”) and duly executed and notarized by each Seller;

(x)                                 with respect to the Transferred Water Rights, a special warranty deed in form and substance satisfactory to Buyer (each, a “Water Rights Deed”) and duly executed and notarized by each Seller;

(xi)                              with respect to the Ground Lease by and among Hourglass Sands, LLC, Continental and TMC dated April 13, 2018, (i) an Assignment and Assumption of Third Party Lease in form and substance satisfactory to Buyer (the “Assignment and Assumption of

Hourglass Sands Lease”) and duly executed by Seller, and (ii) an estoppel certificate with respect to such Third Party Lease;

(xii)                           all necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title from the applicable Sellers to Buyer of each Vehicle, including mixer trucks and haulers, included in the Purchased Assets;

(xiii)                        the Water Lease, duly executed by TMC and Castle;

(xiv)                       the Assignment and Assumption of Augmentation Plan, duly executed by Sellers;

(xv)                          a FIRPTA Certificate, executed by each Seller;

(xvi)                       such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(xvii)                    such owner’s or other affidavits regarding title to the Transferred Real Property as reasonably requested by Buyer or reasonably required to obtain owner title insurance policies and endorsements with respect to the Transferred Real Property;

(xviii)                 documentation to confirm that each Seller that had operations in Colorado, prior to Closing, filed Colorado Form DR 0096, Request for Tax Status Letter, for all applicable taxes;

(xix)                       the Transition Services Agreement, duly executed by Sellers;

(xx)                          the Colocation Services Agreement, duly executed by the Sellers party thereto; and

(xxi)                       the FMIC Shares Agreement, duly executed by Sellers.

(b)                                                                                 At the Closing, Buyer hereby delivers to Sellers the following:

(i)                                     Buyer will pay to Sellers the amount the Purchase Price less (x) the Indemnification Escrow Amount ($1,250,000), less (y) $789,814 paid into escrow at First American Title as provided in Section 5.14 with respect to the Costilla property, and less (z)  payoff amounts to pay in full all secured lenders and lien holders (if any), in each case with respect to the Purchased Assets other than CIBC (from whom an appropriate lien release shall be obtained) by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyer (the sum of the foregoing amounts is the Purchase Price for the Purchased Assets) provided that the operating leases listed on Section 1.01(c) of the Disclosure Schedules are assumed by Buyer and will not be paid off at Closing;

(ii)                                  the Escrow Agreement duly executed by Buyer;

(iii)                               the Assignment and Assumption Agreement duly executed by Buyer;

(iv)                              the Assignment and Assumption of Hourglass Sands Lease, duly executed by Buyer;

(v)                                 the Transition Services Agreement, duly executed by Buyer;

(vi)                              the Costilla Lease Agreement duly executed by Buyer;

(vii)                           the First American Title Company Escrow Agreement duly executed by Buyer;

(viii)                        the Water Lease, duly executed by Buyer;

(ix)                              the Assignment and Assumption of Augmentation Plan, duly executed by Buyer;

(x)                                 the Colocation Services Agreement, duly executed by Buyer; and

(xi)                              the FMIC Shares Agreement, duly executed by Buyer.

(c)                                                                                  At the Closing, Buyer shall deliver to the Escrow Agent:

(i)                                     the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Seller set forth in Article VI and the obligations of Sellers in Section 1.06(b)(vi); and

(ii)                                  the Escrow Agreement.

(d)                                                                                 At the Closing, Buyer shall pay, out of the Purchase Price, any payoff amounts to pay in full all secured lenders, lien holders, and mortgage holders (if any) with respect to the Purchased Assets other than CIBC, which payoff amounts shall be paid directly to such lenders.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller, jointly and severally, represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01                            Organization and Qualification of Sellers. Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Colorado or Delaware, as applicable, and has corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Purchased Business as currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which any Seller is licensed or qualified to do business in connection with the ownership of the Purchased Assets or the conduct of the Purchased Business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Purchased Business as currently conducted makes such licensing or qualification necessary.

Section 3.02                            Authority of Sellers. Each Seller has full corporate company power and authority to enter into this Agreement and the Ancillary Documents to which each such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any Ancillary Document to which a Seller is a party, the performance by each such Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms. When each Ancillary Document to which a Seller is or will be a party has been duly executed and delivered by a Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 3.03                            No Conflicts; Consents. The execution, delivery and performance by a Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, limited liability company agreement or other organizational documents of any Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to a Seller, the Purchased Business or the Purchased Assets; (c) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which a Seller is a party or by which a Seller or the Purchased Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.04                            Financial Statements. Complete copies of the internally prepared financial statements consisting of the balance sheet of the Purchased Business as at December 31 in each of the years 2017 and 2016 and the related statements of income and retained earnings, owners’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and internally prepared financial statements consisting of the balance sheet of the Purchased Business as at November 30, 2018 and the related statements of income for the eleven (11) month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared on a consistent basis throughout the respective periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (that, if presented, would not differ materially from those presented in the Annual Financial Statements).

The Financial Statements are based on the books and records of the Purchased Business, and fairly present in all material respects the financial condition of the Purchased Business as of the respective dates they were prepared and the results of the operations of the Purchased Business for the periods indicated. The balance sheet of the Purchased Business as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Purchased Business as of November 30, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Each Seller maintains a standard system of accounting for the Purchased Business established and administered in accordance with GAAP.

Section 3.05                            Undisclosed Liabilities. Sellers have no Liabilities with respect to the Purchased Business or the Owned Real Property of the nature required to be disclosed in a Balance Sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.06                            Absence of Certain Changes, Events and Conditions. Since December 31, 2017, and other than as described in Section 3.06 of the Disclosure Schedules or in the ordinary course of business consistent with past practice, there has not been any:

(a)                                 event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 declaration or payment of any dividends or distributions on or in respect of any of Sellers’ equity or redemption, purchase or acquisition of Sellers’ outstanding equity;

(c)                                  material change in any method of accounting or accounting practice for the Purchased Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d)                                 material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e)                                  entry into any Contract that would constitute a Material Contract;

(f)                                   incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Purchased Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g)                                  transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(h)                                 cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i)                                     transfer or assignment of or grant of any license or sublicense under or with respect to any material Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(j)                                    abandonment or lapse of or failure to maintain in full force and effect any material Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Intellectual Property Assets;

(k)                                 material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(l)                                     acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(m)                             material capital expenditures which would constitute an Assumed Liability;

(n)                                 imposition of any Encumbrance upon any of the Purchased Assets;

(o)                                 (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Purchased Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Purchased Business or any termination of any employees for which the aggregate costs and expenses exceed $50,000 or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Purchased Business;

(p)                                 hiring or promoting any person as or to (as the case may be)  an officer or manager position;

(q)                                 adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Purchased Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r)                                    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Purchased Business;

(s)                                   adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t)                                    purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Purchased Business for an amount in excess of

$25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(u)                                 any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.07                            Material Contracts.

(a)                                 Section 3.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which a Seller is a party or by which it is bound in connection with the Purchased Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Transferred Real Property (including without limitation, brokerage contracts) listed and all Intellectual Property Agreements set forth in Section 3.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i)                                     all Contracts involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ notice;

(ii)                                  all Contracts that require Sellers to purchase or sell a stated portion of the requirements or outputs of the Purchased Business or that contain “take or pay” provisions;

(iii)                               all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)                              all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property or water rights (whether by merger, sale of stock, sale of assets or otherwise);

(v)                                 all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)                              all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii)                           except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii)                        all Contracts with any Governmental Authority (“Government Contracts”);

(ix)                              all Contracts that limit or purport to limit the ability of Sellers to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)                                 all joint venture, partnership or similar Contracts;

(xi)                              all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets; and

(xii)                           all powers of attorney with respect to the Purchased Business or any Purchased Asset.

(xiii)                        all other Contracts that are material to the Purchased Assets or the operation of the Purchased Business and not previously disclosed pursuant to this Section 3.07.

(b)                                 Each Material Contract is valid and binding on each Seller in accordance with its terms and is in full force and effect. No applicable Seller or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute an event of default under any Material Contract or result in a termination thereof or to cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

(c)                                  No Seller is a party to or bound by any long-term supply agreement obligating it to purchase aggregates, sand, cement or other raw materials which cannot be cancelled without penalty or involving total consideration of more than $100,000.

Section 3.08                            Title to Purchased Assets. One or more of the Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)                                 those items set forth in Section 3.08 of the Disclosure Schedules;

(b)                                 liens for Taxes not yet due and payable;

(c)                                  mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Purchased Business or the Purchased Assets;

(d)                                 easements, rights of way, zoning ordinances and other similar encumbrances affecting Transferred Real Property which are not, individually or in the aggregate, material to the Purchased Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Transferred Real Property and which do not render title to any Transferred Real Property unmarketable; or

(e)                                  other than with respect to Transferred Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Purchased Business or the Purchased Assets.

Section 3.09                            Condition of Assets. Except as set forth on Section 3.09 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, mechanical systems, electrical and plumbing systems, machinery, equipment, Vehicles and other items of tangible personal property included in the Purchased Assets which are material for and currently used in the conduct of the Purchased Business are in operable condition and repair (subject to failures and interruptions in the ordinary course of the Purchased Business, ordinary wear and tear, depreciation, obsolescence and requirements for regular maintenance), and such buildings, plants, structures, furniture, fixtures, mechanical systems, electrical and plumbing systems, machinery, equipment, Vehicles and other items of tangible personal property do not require, in the aggregate, extraordinary maintenance or repairs in order to continue the conduct of the Purchased Business after the Closing in substantially the same manner as conducted prior to the Closing, except for cures or repairs of failures and interruptions that are not, in the aggregate, material in nature or cost, replacement in the ordinary course of depreciated assets, replacement of any obsolete assets, and ordinary service, maintenance and repairs.

Section 3.10                            Real Property.

(a)                                 Annex B and Annex C set forth each parcel of real property owned by a Seller and used in or necessary for the conduct of the Purchased Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, including, with respect to each property, the address location and use.) With respect to each parcel of Transferred Real Property:

(i)                                     Each Seller has good and marketable fee simple title, free and clear of all Encumbrances, except (A) Permitted Encumbrances and (B) those Encumbrances set forth on Section 3.10(a)(i) of the Disclosure Schedules;

(ii)                                  except as set forth on Section 3.10(a)(ii) of the Disclosure Schedules, each Seller has not leased or otherwise granted to any Person the right to use or occupy such Transferred Real Property or any portion thereof (a “Third Party Lease”); and

(iii)                               there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Transferred Real Property or any portion thereof or interest therein.

(b)                                 Sellers do not lease any real property for the conduct of the Purchased Business as currently.

(c)                                  Section 3.10(c) of the Disclosure Schedules contains a true, correct and complete list of all deeds, Permits, and other documents that evidence the title to the Transferred Water Rights, or which set forth contractual rights and obligations of the Transferred Water Rights, and, except as set forth in Section 3.10(c) of the Disclosure Schedules, each Seller has provided or made available to Buyer a true and correct copy of all such documents. Each of the Sellers have good and marketable title the Transferred Water Rights, free and clear of all Liens, other than Permitted Encumbrances and other than as listed on Section 3.10(c). The water supplies legally and physically available to the Sellers under the

Transferred Water Rights are, as such Transferred Water Rights have historically been administered by the applicable Governmental Authorities and together with the water leased pursuant to the Water Lease, sufficient for the commercial and industrial activities of the Purchased Business as they are currently conducted.  During the three (3) years prior to the date of this Agreement, none of the Sellers have received any written notice of any pending or threatened claim alleging abandonment, forfeiture, curtailment, or cancellation of, or affecting title to, any of the Transferred Water Rights.

(d)                                 The Sellers have not received any written notice of (i)  material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Transferred Real Property or Transferred Water Rights, (ii) existing, pending or threatened condemnation proceedings affecting the Transferred Real Property or Transferred Water Rights, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Transferred Real Property as currently operated or Transferred Water Rights as they have historically been administered by the applicable Governmental Authorities.

(e)                                  Except as set forth in Section 3.10(e) of the Disclosure Schedules, the Transferred Real Property is sufficient for the continued conduct of the Purchased Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property to conduct the Purchased Business as currently conducted.

(f)                                   Section 3.10(f) of the Disclosure Schedules lists (a) all reclamation permits, amendments, revisions, agreements, orders or other contractual obligations that establish the reclamation obligations with respect to the Daniels Sand property, and (b) all correspondence, notices or other written communications received from the Colorado Division of Reclamation, Mining & Safety regarding the Daniels Sand property since January 1, 2008.

Section 3.11                            Intellectual Property.

(a)                                 Section 3.11(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, (ii) all unregistered Trademarks included in the Intellectual Property Assets; and (iii) all other Intellectual Property Assets that are used in the conduct of the Purchased Business as currently conducted.

(b)                                 Section 3.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements other than ‘shrink wrap’ or ‘click wrap’ licenses for commercially available software. Each Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on a Seller in accordance with its terms and is in full force and effect. Sellers nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c)                                  Each Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the Purchased Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)                                 Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or any Intellectual Property subject to any Intellectual Property Agreement.

(e)                                  All of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Each Seller has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f)                                   There are no Actions: (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by a Seller in the conduct of the Purchased Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by a Seller or any other Person alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property Assets. Sellers are not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.12                            Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by a Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of a Seller.

Section 3.13                            Accounts Receivable. The Accounts Receivable reflected as outstanding on December 31, 2018 on Section 1.06 of the Disclosure Schedules and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by a Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of a Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts as of December 31, 2018 reflected on Section 1.06  of the Disclosure Schedules or, with respect to Accounts Receivable arising after the date thereof, on the accounting records of the Sellers is reasonable, subject to normal year-end adjustments.

Section 3.14                            Customers and Suppliers.

(a)                                 Section 3.14(a) of the Disclosure Schedules sets forth with respect to the Purchased Business (i) the top ten (10) customers during the eleven (11)-month period ending November 30, 2018, and the twelve (12)-month period ending December 31, 2017 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each

Material Customer during such period. Except as set forth in Section 3.14(a) of the Disclosure Schedules, Sellers have not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Purchased Business or to otherwise terminate or materially reduce its relationship with the Purchased Business.

(b)                                 Section 3.14(b) of the Disclosure Schedules sets forth with respect to the Purchased Business (i) the top ten (10) suppliers during the eleven (11)-month period ending November 30, 2018, and the twelve (12)-month period ending December 31, 2017 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.14(b) of the Disclosure Schedules, Sellers have not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Purchased Business.

Section 3.15                            Insurance. Section 3.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by a Seller or its Affiliates and relating to the Purchased Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Purchased Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for each Seller since September 1, 2015. Except as set forth on Section 3.15 of the Disclosure Schedules, there are no claims related to the Purchased Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Sellers nor any of their Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Sellers or any of their Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 3.16                            Legal Proceedings; Governmental Orders.

(a)                                 Except as set forth in Section 3.16(a) of the Disclosure Schedules, there are no Actions pending or, to a Seller’s Knowledge, threatened against or by a Seller in excess of $30,000 (a) relating to or affecting the Purchased Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)                                 Except as set forth in Section 3.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Purchased Business. Each Seller is in compliance, in all material respects, with the terms of each Governmental Order set forth in Section 3.16(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

(c)                                  The Valco Litigation does not in any way affect or encumber any of the Purchased Assets or the Purchased Business and Valco and its affiliates have no contractual rights and no rights resulting from any judicial action or decree with respect to the Purchased Assets or the Purchased Business.

Section 3.17                            Compliance With Laws; Permits.

(a)                                 Except as set forth in Section 3.17(a) of the Disclosure Schedules, each Seller has complied for the past three (3) years, and is now complying, in all material respects with all Laws applicable to the conduct of the Purchased Business as currently conducted or the ownership and use of the Purchased Assets.

(b)                                 All material Permits required for each Seller to conduct the Purchased Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by a Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Section 3.17(b) of the Disclosure Schedules lists all current material Permits issued to each Seller which are related to the conduct of the Purchased Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. Except for the transactions contemplated by this Agreement or as set forth in Section 3.17(b) of the Disclosure Schedules, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17(b) of the Disclosure Schedules.

(c)                                  Schedule 3.17(c) of the Disclosure Schedules describes the Surety Arrangements maintained by Sellers with respect to the Purchased Business (“Sellers Reclamation Sureties”).  The Governmental Authorities have not called on these Sellers Reclamation Sureties.

Section 3.18                            Environmental Matters.

(a)                                 The operations of each Seller with respect to the Purchased Business and the Purchased Assets are currently and have been in compliance in all material respects with all applicable Environmental Laws. Sellers have not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)                                 Each Seller has obtained and is in material compliance with all applicable Environmental Permits (each of which is disclosed in Section 3.18(b) of the Disclosure Schedules) necessary for the conduct of the Purchased Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by a Seller through the Closing Date in accordance with Environmental Law, and Sellers are not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Purchased Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, each Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Sellers are not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and nor has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)                                  None of the Purchased Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Purchased Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)                                 There has been no Release of Hazardous Materials with respect to the Purchased Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by a Seller in connection with the Purchased Business, and none of the Sellers have received an Environmental Notice that any of the Purchased Business or the Purchased Assets (including soils, groundwater, surface water, Buildings and other structure located thereon) has been contaminated with any Hazardous Material.

(e)                                  Section 3.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by a Seller in connection with the Purchased Business or the Purchased Assets.

(f)                                   Sellers have not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g)                                  Each Seller has provided or otherwise made available to Buyer and listed in Section 3.18(g) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Purchased Business or the Purchased Assets which are in the possession or control of a Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h)                                 Seller are not aware of, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Purchased Business or the Purchased Assets as currently carried out.

Section 3.19                            Employee Benefit Matters.

(a)                                 Section 3.19(a) of the Disclosure Schedules contains a list of each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each plan, program, policy, practice, contract or arrangement, whether or not subject to ERISA, providing for compensation or benefits of any kind, which is established, maintained, administered, contributed to or required to be contributed to by a Seller for the benefit of any current or former owner, director, officer, employee, contractor or consultant of a Seller or any dependent or beneficiary of such individual or for which a Seller has any liability or obligation, or under which a Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)                                 With respect to each Benefit Plan, each Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two (2) most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plan with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plans.

(c)                                  Except as set forth in Section 3.19(b) of the Disclosure Schedules, each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a current favorable determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject a Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d)                                 No pension plan which is subject to minimum funding requirements, including any multiple employer plan in which employees of the Purchased Business or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of

ERISA or Section 430(k) of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved.

(e)                                  Neither Sellers nor any of their ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(f)                                   Neither Sellers nor any ERISA Affiliate has at any time contributed to or has any obligation to contribute to or has incurred any liability with respect to any Benefit Plan that is a multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”), and no fact or event exists that would reasonably be expected to result in any such liability.

(g)                                  Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.

(h)                                 There is no pending or, to a Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)                                     There has been no amendment to, announcement by a Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Purchased Business, as applicable. Neither Sellers nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Purchased Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)                                    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Sellers do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)                                 Except as set forth in Section 3.19(k) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Purchased Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Each Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.20                            Employment Matters.

(a)                                 Section 3.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Purchased Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.20(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation payable to all employees, independent contractors or consultants of the Purchased Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of a Seller with respect to any compensation, commissions, bonuses or fees.

(b)                                 No Seller is, and has not been for the past ten (10) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past ten (10) years, any Union representing or purporting to represent any employee of a Seller, and, to each Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting a Seller or any employees of the Purchased Business. Sellers have no duty to bargain with any Union.

(c)                                  Each Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Purchased Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by a Seller as consultants or independent contractors of the Purchased Business are properly treated as independent contractors under all applicable Laws. All employees of the Purchased Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Each Seller is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 3.20(c), there are no Actions against a Seller pending, or to each Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Purchased Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)                                 Each Seller has complied with the WARN Act, and each Seller has no plans to undertake any action in the future that would trigger the WARN Act.

Section 3.21                            Taxes.  Except as set forth in Section 3.21 of the Disclosure Schedules:

(a)                                 All Tax Returns required to be filed by a Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by a Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)                                 Each Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)                                  No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of a Seller.

(d)                                 All deficiencies asserted, or assessments made, against a Seller as a result of any examinations by any taxing authority have been fully paid.

(e)                                  No Seller is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f)                                   There are no Encumbrances for Taxes upon any of the Purchased Assets and no taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(a)                                 No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(g)                                  No Seller is, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(h)                                 None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(i)                                     None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 3.22                            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of a Seller, except for fees payable to Greystone.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01                            Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Colorado.

Section 4.02                            Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.03                            No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any

Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.04                            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.05                            Sufficiency of Funds; Solvency. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.  Immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value (if sold as an entirety with reasonable promptness in an arm’s-length transaction under present conditions) in excess of its liabilities (whether liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured or otherwise).  Immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall have adequate capital to carry on its respective businesses, including the Purchased Business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

Section 4.06                            Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07                            Reliance. Buyer acknowledges and agrees that Sellers and their Affiliates, and their respective Representatives,  have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties provided in Article III.

ARTICLE V
COVENANTS

Section 5.01                            Name and Maintenance of Existence. Within two (2) Business Days after Closing, the applicable Sellers shall amend their Articles of Organization to change their name to a name that does not include “Transit Mix”. Buyer agrees that Sellers may use the name “Transit Mix” for the Non-Purchased Business for a thirty (30) day transition period after the Closing Date. after For a period of thirty six (36) months following the Closing Date, (a) no Seller (other than Continental Materials) shall wind up its affairs or dissolve or liquidate its corporate company existence or merge into another entity, and (b) each Seller shall maintain sufficient assets to satisfy its respective liabilities.

Section 5.02                            Employees and Employee Benefits.

(a)                                 Commencing on the Closing Date, each Seller shall terminate all employees of the Purchased Business who are actively at work on the Closing Date, except for the employees listed on Section 5.02(a) of the Disclosure Schedules. Buyer will offer employment, on an “at will” basis, to substantially all of such terminated employees who are eligible individuals pursuant to Buyer’s employment practices and policies (the “Continuing Employees”).

(b)                                 Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Purchased Business, including, without limitation, hourly pay, commission, bonus, salary, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with a Seller at any time on or prior to the Closing Date and each Seller shall pay all such amounts  to all entitled persons on or prior to the Closing Date.

(c)                                  Each Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Purchased Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Each Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Purchased Business which relate to events occurring on or prior to the Closing Date. Each Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)                                 For purposes of determining the Continuing Employees eligibility to participate and for vesting purposes in the Buyer’s 401(k) plan, health plan and for vacation and/or PTO policies, service with each Seller shall be treated as service with Buyer, except to the extent such service credit would result in any duplication of benefits. Any such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion. For the purposes of Buyer’s employee severance plans and practices, no service credit will be given to the Continuing Employees for prior service with Sellers.

(e)                                  With respect to each Continuing Employee, Buyer agrees to comply with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

Section 5.03                            Confidentiality. From and after the Closing, each Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Purchased Business, except to the extent that a Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.04                            Non-Competition; Non-Solicitation.

(a)                                 For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Purchased Business (including any existing or former client or customer of a Seller and any Person that becomes a client or customer of the Purchased Business after the Closing), or any other Person who has a material business relationship with the Purchased Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, (a) Sellers may freely own, operate and dispose of the Non-Purchased Business and the Excluded Real Property, and (b) a Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if a Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)                                 During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit any person who is offered employment by Buyer pursuant to Section 5.02(a) or is or was employed in the Purchased Business during the Restricted Period, or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)                                  Each Seller acknowledges that a breach or threatened breach of this Section 5.04 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)                                 Each Seller acknowledges that the restrictions contained in this Section 5.04 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.04 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.05                            Books and Records.

(a)                                 In order to facilitate the resolution of any claims made against or incurred by a Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)                                     retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of each Seller; and

(ii)                                  upon reasonable notice, afford each Seller’s Representatives reasonable access (including the right to make, at a Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)                                 In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, each Seller shall:

(i)                                     retain the books and records (including personnel files) of Seller which relate to the Purchased Business and its operations for periods prior to the Closing; and

(ii)                                  upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)                                  Neither Buyer nor a Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.05 where such access would violate any Law.

Section 5.06                            Public Announcements. Neither party nor any of its Affiliates or Representatives shall (orally or in writing) publicly disclose, issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the other party (which shall not be unreasonably withheld, conditioned or delayed), except if and to the extent that such party is required to make any public disclosure or filing (“Required Disclosure”) regarding the subject matter of this Agreement (i) by applicable Law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such party or any of its Affiliates are listed or traded or (iii) in connection with enforcing its rights under this Agreement. Without limitation of the foregoing, the Parties shall issue a joint press release in form and substance reasonably acceptable to each party within four (4) days following the Closing Date. Each party shall be liable for any failure of its Affiliates or Representatives to comply with the restrictions set forth under this Section 5.06.

Section 5.07                            Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of a Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.08                            Receivables. From and after the Closing, if a Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, such Seller or any of its Affiliates shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or any of its Affiliates receives or collects any funds relating to any Excluded Asset, Buyer or such Affiliate shall remit any such funds to a Seller within five (5) Business Days after its receipt thereof. If one or more Accounts Receivable purchased by Buyer and arising out of the Non-Purchased Business has not been collected within 120 days after the Closing Date, then, upon Buyer’s written demand, Sellers agree to purchase such Account Receivable(s) for cash in an amount equal to the full dollar amount of such Accounts Receivable(s) arising out of the Non-Purchased Business; provided, for the avoidance of doubt, that such repurchase obligation shall not apply to Accounts Receivable arising out of the Purchased Business. After Closing, Seller shall provide an employee or representative, at Seller’s sole cost and expense, to quantify the Accounts Receivable and accounts payable related to the Non-Purchased Business (“Non-Business A/R” or “Non-Business A/P”, as applicable).  After Buyer has paid all Non-Business A/P, Buyer shall remit an amount equal to the amount by which collected Non-Business A/R exceeds the amount of Non-Business A/P.  Seller agrees to allow Buyer to review any calculations or reports created by Seller related to the amount and identity of all Non-Business A/R and Non-Business A/P.  Buyer agrees to (i) provide Seller’s employee or representative access to the necessary books and records to determine the amount of Non-Business A/R and Non-Business A/P; and (ii) to  allow Seller to review Buyer’s  books and records related to the payment of Non-Business A/P and the collection of Non-Business A/R. Any amounts required to be remitted by Buyer to Seller hereunder shall occur within five (5) days after the end of each calendar month.

Section 5.09                            Tax Matters.

(a)                                 All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any vehicle sales, any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Each Seller shall, at Seller’s expense, timely file any Tax Return or other document with respect to such Taxes or fees which are imposed on such Seller (and Buyer shall cooperate with respect thereto as necessary).  Seller and Buyer shall cooperate fully to minimize sales and use taxes applicable to the transactions contemplated by this Agreement and provide all documentary support, including written EPA certifications, Colorado Forms DR 1369, and vehicle gross weight evidence for all Vehicles acquired.

(b)                                 Seller and the Shareholders (jointly and severally), on the one hand, or Buyer, on the other hand, shall provide reimbursement for any Taxes paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 5.09.  Within a reasonable time prior to the payment of any such Taxes, the party paying such Taxes shall give notice to the other party of the Taxes payable and the portion which is the liability of each party, although failure to give such notice will not relieve the other party from its liability hereunder.

(c)                                  After the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to):

(i)                                     provide reasonable assistance to the other party upon request in connection with any Tax Returns which such other party is responsible for preparing and filing;

(ii)                                  provide reasonable cooperation in preparing for any audits of, or disputes with Governmental Authorities regarding, any Tax Returns of the Business or the Purchased Assets;

(iii)                               provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Agreement; and

(iv)                              furnish the other with copies of all correspondence received from any Governmental Authorities in connection with any Tax audit or information request with respect to any such taxable period.

For the avoidance of doubt, such assistance and cooperation shall not require the assisting or cooperating party to undertake undue or extraordinary efforts and shall not require the payment of any out of pocket expenditures.

Section 5.10                            Tax Clearance Certificates. Each Seller has filed Colorado Forms DR 0096, Request For Tax Status Letter, for all applicable Taxes in Colorado, prior to closing and shall otherwise notify all of the taxing authorities in the jurisdictions that impose Taxes on a Seller or where a Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available Tax Status Letter or tax clearance certificate (collectively, a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of a Seller. If any taxing authority asserts that a Seller is liable for any Tax, a Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 5.11                            Title Insurance & Survey.  Buyer shall have received (at Seller’s expense) an owner’s title insurance policy with respect to each Transferred Real Property, issued by a nationally recognized title insurance company acceptable to Buyer, written as of the Closing Date, insuring Buyer in such amounts, and otherwise in such form, as Buyer shall reasonably require. Such title insurance policy shall insure fee simple title to each Transferred Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. At its option and expense, Buyer may obtain a survey of the Real Property (“Survey”).  Buyer shall deliver to Sellers a copy of any Survey which it obtains.

Section 5.12                            Insurance. For at least three (3) years after the Closing Date, Sellers will maintain product liability insurance and employment practices insurance on a ‘claims made’ basis at not less than the amount of coverage in effect as of the Closing in order to cover claims arising out of products sold or delivered by Sellers and Seller’s employment practices, respectively, before the Closing Date.

Section 5.13                            Vacating of the Transferred Real Property. For six (6) months after the Closing Date, Buyer and Sellers will reasonably cooperate, in a manner consistent with the Transition Services Agreement and the Colocation Services Agreement, in the orderly vacating of any Excluded Assets from the Transferred Real Property and the orderly transition of the Purchased Assets and the Purchased Business to Buyer.

Section 5.14                            Costilla Real Property. The parties acknowledge and agree that less than all of the Existing Costilla Property (defined below) shall be conveyed to Buyer pursuant to this Agreement.  Specifically, only the West Parcel (defined below) shall be conveyed to Buyer and TMC shall retain the remainder of the Existing Costilla Property.  The parties further acknowledge and agree that the West Parcel is not able to be conveyed by TMC to Buyer at the Closing because of the requirement that TMC first obtain the Land Division Approvals (defined below).  Therefore, the parties agree as follows:

(a)                                 Definitions.

(i)                                     “Existing Costilla Property” means TMC’s entire real property and improvements commonly known as 444 East Costilla Street, Colorado Springs, Colorado 80903, and legally described on attached Exhibit A-1.

(ii)                                  “West Parcel” means the portion of the Existing Costilla Property generally located to the south and west of Shook’s Run and as generally depicted on attached Exhibit A-2.

(iii)                               “East Parcel” means the portion of the Existing Costilla Property generally located to the north and east of Shook’s Run and as generally depicted on attached Exhibit A-2.

(iv)                              “Land Division Approvals” means all final governmental approvals necessary for the division of the Existing Costilla Property and the conveyance of the West Parcel, including the consent of Vertical Bridge Development, LLC.

(b)                                 Land Division Approvals.  TMC, at its cost and expense, shall use its best efforts to obtain the Land Division Approvals; provided, that Buyer has engaged a surveyor licensed in the State of Colorado to survey and prepare a plat of survey for the Existing Costilla Property, which plat of survey shall separately demarcate and legally describe the West Parcel and the remainder of the Existing Costilla Property (such plat of survey, the “Costilla Division Survey”).   Upon Sellers’ receipt of the Costilla Division Survey, TMC shall begin promptly and proceed diligently to procure the Land Division Approvals, including completion of any necessary real estate survey work (in addition to the Costilla Division Survey), drainage study and plans for separate stormwater permits following the West Parcel Closing (defined below).  TMC shall keep Buyer apprised of the status of its efforts. If TMC is unable to procure the Land Division Approvals within one hundred eighty (180) days after TMC receives the Costilla Division Survey, then Buyer, at its discretion, may seek to procure the Land Division Approvals for up to an additional one hundred eighty (180) days, in which case TMC shall authorize Buyer to act on its behalf.  All reasonable out-of-pocket costs incurred by Buyer in connection therewith shall be reimbursed by TMC.  TMC and Buyer agree to act reasonably and in good faith and cooperate with each other in procuring the Land Division Approvals.

(c)                                  Lease.  From and after the Closing Date until the West Parcel Closing, Buyer shall lease the West Parcel from TMC pursuant to the Costilla Lease Agreement.

(d)                                 Sale/Purchase:  Upon TMC’s or Buyer’s receipt of the Land Division Approvals, TMC shall be required to sell the West Parcel to Buyer and Buyer shall be required to purchase the West Parcel from TMC.  The closing of said sale and purchase (the “West Parcel Closing”) shall occur as soon as is reasonably possible but in no event later than twenty (20) days after TMC has delivered written verification of Land Division Approvals to Buyer or Buyer has procured the Land Division Approvals on behalf of TMC.

(e)                                  Purchase Price:  The parties agree that the portion of the Purchase Price allocated to the West Parcel is $789,814 and that such portion of the Purchase Price shall, instead of being paid to Sellers at the Closing pursuant, be deposited by Buyer at the Closing into an escrow account with First American Title Company pursuant to a mutually satisfactory escrow agreement.  Said escrowed funds shall be released to TMC or to its designee at the West Parcel Closing.

(f)                                   West Parcel Closing:  All costs and expenses related to the West Parcel Closing, all closing documents, and all closing costs and related expenses, including, without limitation, proration of real estate taxes for the West Parcel shall be handled in a manner consistent with the provisions in this Agreement with respect to the sale and purchase of the other parcels from Sellers.  Rent paid under the Costilla Lease Agreement shall be prorated.

(g)                                  Failsafe Sale/Purchase Obligation.   If the Land Division Approvals have not been obtained within one calendar year after the date when Sellers receive the Costilla Division Survey, then TMC shall sell the entire Existing Costilla Property to Buyer and Buyer shall purchase the entire Existing Costilla Property from TMC at an additional closing to be consummated by representatives of Buyer and TMC at the Colorado Springs, Colorado, offices of First American Title Company within twenty (20) days after such calendar anniversary (the “Failsafe Closing”).  At the Failsafe Closing (if the Failsafe Closing shall be required), TMC and Buyer shall execute reasonable and customary documentation necessary to effect the conveyance to Buyer of the entire Existing Costilla Property in consideration of the following: (i) release to TMC of the $789,814 (plus interest, if any) escrowed with First American Title pursuant to Section 5.14(e); (ii) a real property lease of the East Parcel, with a term commencing on the date of the Failsafe Closing and continuing thereafter for ten (10) years unless earlier terminated at lessee’s option on 180 days’ notice at any time after the first five (5) years, by Buyer, as lessor, to TMC and its successors, as lessee, for zero ($0) base rent and otherwise on a triple-net basis (with property tax liability for the Existing Costilla Property to be allocated between landlord and tenant based on the relative contribution of the West Parcel and East Parcel, respectively, to the assessed value of the entire Existing Costilla Property) (such lease, the “Failsafe Leaseback”); and (iii) the agreement by Buyer to pay, upon expiration of the ten-year term or tenant’s early termination of the Failsafe Lease, deferred purchase price for the East Parcel in an amount equal to the average of the appraised values of the East Parcel, determined using customary methodology, at the time of such expiration or early termination as then reported in the final written reports, in customary form, of three (3) independent real property appraisers familiar with the Colorado Springs, Colorado, commercial property market and which are each reasonably acceptable to Buyer and TMC.

(h)                                 Specific Performance.  The parties agree that Buyer and TMC shall each be entitled to pursue specific performance of all covenants and agreements contained or referred to in this Section 5.14.

Section 5.15                            Daniels Sand Permit Transfer.

(a)                                 Actions Before Closing.  Prior to Closing representatives of the Sellers and Buyer had a conference call with the Colorado Division of Reclamation, Mining and Safety with respect to replacement of the Sellers Reclamation Sureties described in Schedule 3.17(c).  Prior to Closing Buyer has delivered to Sellers evidence that Buyer has obtained, subject only to Closing and transfer of the Reclamation Permit to Buyer.

(b)                                 Replacement Sureties.  Within forty-five (45) days after the Closing Date, Buyer shall deliver to the Colorado Division of Reclamation, Mining and Safety the duly executed, substitute Surety Arrangements, in each case acceptable to the Colorado Division of Reclamation, Mining and Safety in replacement of the Sellers Reclamation Sureties (the “Replacement Sureties”).  If the Sellers Reclamation Sureties are not replaced within forty-five (45) days after the Closing Date, the Buyer will provide to the Sellers cash, guarantees, letters of credit, bonds, security deposits, or other surety obligations reasonably acceptable to the Buyer, which Buyer shall hold until the Sellers Reclamation Sureties are fully and unconditionally released and Seller shall be able to call upon such obligations of the Buyer in the event the Sellers Reclamation Sureties are called upon by the relevant Governmental Authorities.  For the avoidance of doubt, nothing in this Section shall limit Buyer’s obligations pursuant to Section 1.03(c).

(c)                                  Permit Transfers. “Reclamation Permit” means Reclamation Permit No. M-1973-007SG, as amended.  Within ten (10) Business Days following Closing, Buyer will  submit to the appropriate Governmental Authorities a request in the required form to transfer the Seller’s existing Reclamation Permit to Buyer.  If the Reclamation Permit is not transferrable, Buyer shall, within ten (10) Business Days following Closing, submit an application to the appropriate Governmental Authority for a new Permit to replace the existing Permit.  Buyer shall use good faith efforts to promptly complete such transfer or obtain such replacement Reclamation Permit.  Sellers will cooperate with Buyer’s efforts to transfer the existing Reclamation Permit and obtain a replacement Reclamation Permit, including executing any transfer application or related documents.

Section 5.16                            Release of Johnson Family Deed of Trust from Daniels Sand.  Seller, at its cost and expense, shall obtain a partial discharge of the Deed of Trust dated April 22, 2004, granted by The Johnson Family Trust dated December 18, 1992, Carl F. Johnson and Virginia E. Tucker Johnson, Trustor(s) and/or Trustee(s), to the Public Trustee of El Paso County,  recorded April 23, 2004, at Reception No. 204065854 (the “Deed of Trust”) so that the Deed of Trust is fully and absolutely released, canceled and forever discharged as to the Daniels Sand property.   Seller shall keep Buyer apprised of the status of its efforts.  If Seller is unable to procure the partial discharge of the Deed of Trust within ninety (90) days of the date of Closing, then Buyer, at its discretion, may seek to procure the partial discharge of the Deed of Trust, in which case Seller shall authorize Buyer to act on its behalf and all costs incurred by Buyer in connection therewith shall be reimbursed by Seller.

Section 5.17                            Assumed Liabilities.  Buyer will give notice to Sellers promptly after Buyer receives notice of any Action, and otherwise reasonably before initiating any other non-

routine communication with any Governmental Authorities¸ in connection with the Assumed Liabilities set forth on Section 1.03(d) of the Disclosure Schedules, and Buyer does not object to Sellers participation in any such communications with Governmental Authorities.  Following the Closing, Buyer will not initiate or respond to any Action or apply for, amend or modify any Permit, or seek relief from or the interpretation of or otherwise communicate with any Governmental Authority, in each case, in connection with the Assumed Liabilities set forth on Section 1.03(d) of the Disclosure Schedules without first notifying Sellers if such action would or could reasonably be expected to result in an indemnification claim against Sellers pursuant to this Agreement.

Section 5.18                            Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

ARTICLE VI
INDEMNIFICATION

Section 6.01                            Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until August 1, 2020; provided, that the representations and warranties in:

(a)                                 Section 3.01 (Organization and Qualification of Sellers), Section 3.02 (Authority of Sellers), Section 3.08 (Title to Purchased Assets), Section 3.22 (Brokers), Section 4.01 (Organization of Buyer), Section 4.02 (Authority of Buyer), Section 4.04 (Brokers) and Section 4.05 (Sufficiency of Funds; Solvency) shall survive indefinitely,

(b)                                 Section 3.18 (Environmental Matters) shall survive for a period of thirty-six (36) months after the Closing, and

(c)                                  Section 3.19 (Employee Benefit Matters) and Section 3.21 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

All covenants and agreements of the parties contained herein shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days or for the survival period or period for performance explicitly specified therein.

Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 6.02                            Indemnification by Sellers. Subject to the other terms and conditions of this Article VI, Sellers shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of a Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of a Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of a Seller pursuant to this Agreement;

(c)                                  any Excluded Asset or any Excluded Liability; or

(d)                                 any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of a Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 6.03                            Indemnification by Buyer. Subject to the other terms and conditions of this Article VI, Buyer shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)                                  any Assumed Liability.

Section 6.04                            Certain Limitations. The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a)                                 A Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 6.02(a) until the aggregate amount of all Losses which are indemnified under Section 6.02(a) exceeds $100,000.00 (the “Deductible”), in which event the Sellers shall, collectively, be required to pay or be liable for all such Losses exceeding the Deductible. The aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 6.02(a) shall not exceed twenty percent (20%) of the Purchase Price (the “Cap”).

(b)                                 Notwithstanding the foregoing, the limitations set forth in Section 6.04 shall not apply to Losses to inaccuracies in or breaches of the representations and warranties contained in Section 3.01 (Organization and Qualification of Sellers), Section 3.02 (Authority of Sellers), Section 3.08 (Title to Purchased Assets), Section 3.21 (Taxes), Section 3.22 (Brokers), Section 4.01 (Organization of Buyer), Section 4.02 (Authority of Buyer) and Section 4.04 (Brokers).

(c)                                  Regardless of the amount of Losses which have been indemnified under Section 6.02, the aggregate obligations and liability of Sellers under this Article VI shall not exceed the Purchase Price.

(d)                                 For the sole purpose of determining the amount of Losses which have been indemnified under Section 6.02(a) or Section 6.03(a) (and not for determining whether any representations or warranties in this Agreement were inaccurate at the time when made or otherwise have been breached) the amount of Losses incurred, sustained, imposed, based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty; provided, however, that Section 6.04(d) shall not apply to Section 3.04, Section 3.05 or Section 3.06 (i.e., such Sections shall be applied under this Article VI with all the materiality qualifiers therein stated).

(e)                                  Payments by an Indemnifying Party pursuant to Section 6.02 or Section 6.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that neither party shall have any obligation to seek to recover any insurance proceeds in connection with making a claim under this Article VI and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified prior to the realization of reduction of such Losses).

Section 6.05                            Mitigation of Losses.  Buyer Indemnitees and Seller Indemnitees shall use commercially reasonable efforts to mitigate any Losses that are indemnified hereunder, whether by asserting claims against third parties, by qualifying for a benefit that may reduce or eliminate an indemnified matter, by taking action or omitting to take actions which give rise or contribute to indemnified Losses, or otherwise.  In the event that Buyer Indemnitees or Seller Indemnitees fail to use commercially reasonable efforts to mitigate any such Losses, then, notwithstanding anything else to the contrary contained herein, the Sellers or Buyer shall not be required to indemnify a Buyer Indemnitee or a Seller Indemnitee, respectively, for any Losses that could reasonably be expected to have been avoided or reduced if Buyer Indemnitees or Seller Indemnitees had made such efforts.

Section 6.06                            Indemnification Procedures. The party making a claim under this Article VI is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party”.

(a)                                 Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Purchased Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.06(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 6.06(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Each Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.03) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                                 Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.06(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within fifteen (15) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.06(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). No consent shall be required if the Indemnified Party’s Losses related to the Third Party Claim are covered in full under an insurance policy which allows the insurance provider to resolve claims in its discretion and the insurance provider actually pays the Indemnified Party for the full amount of the Losses incurred by the Indemnified Party.

(c)                                  Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 6.07                            Payments; Indemnification Escrow Fund.

(a)                                 Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)                                 Any Losses payable to a Buyer Indemnitee pursuant to this Article VI shall be satisfied: (i) first from the Indemnification Escrow Fund; and (ii) second from a Seller to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee from the Indemnification Escrow Fund.

Section 6.08                            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.09                            Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, as the case may be.

Section 6.10                            Exclusive Remedies. Subject to Section 1.06, Section 5.04 and Section 7.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Actual Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI.  Nothing in this Section 6.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Actual Fraud.

ARTICLE VII
MISCELLANEOUS

Section 7.01                            Sellers Representative.  Each Seller hereby appoints Continental Materials Corp. as the “Sellers Representative” to act as the agent of the Sellers with the full power (i) to resolve all questions, disputes, conflicts and controversies concerning Losses, the

Purchase Price Adjustment and the allocation of the Purchase Price as provided in this Agreement, (ii) to execute and enter into, on behalf of the Sellers, the Escrow Agreement, and to take all actions thereunder for and on their behalf, including but not limited the authorization of payments of amounts held under the Escrow Agreement in connection with Losses as provided herein and therein, (iii) to negotiate and/or settle all claims under this Agreement or the Escrow Agreement, (iii) to receive from the Buyer monies payable to the Sellers in accordance with the provisions of this Agreement and the Escrow Agreement, (v) to otherwise take such actions (or refrain from taking actions) and execute such documents on the Sellers’ behalf in connection with this Agreement and the Escrow Agreement, as the Sellers Representative, in its sole discretion, deems proper and (vi) to perform all of the functions of the Sellers Representative under this Agreement and the Escrow Agreement. The Buyer and the Escrow Agent are  entitled to rely on the acts and agreements of the Sellers Representative as the acts and agreements of the Sellers. The Sellers Representative shall be entitled to retain counsel and to incur such reasonable expenses (including court costs and reasonable attorney’s fees and expenses) as the Sellers Representative deems to be reasonably necessary or appropriate in connection with its performance of its obligations under this Agreement and the Escrow Agreement, and all such fees and expenses incurred by the Sellers Representative shall be borne by each Seller. Subject to and in accordance with the provisions of the Escrow Agreement, the fees and expenses incurred by the Sellers Representative pursuant to this Section 7.01 shall be paid by the Sellers directly to the Sellers Representative and shall not be paid from the Escrow Fund.

Section 7.02                            Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.03                            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fourth (4th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.03):

If to Sellers:	Continental Materials Corp., 440 S LaSalle St #3100, Chicago, IL 60605 Attention: Ryan M. Sullivan E-Mail: ryan_sullivan@contmtl.com

And

Continental Materials Corp., 440 S LaSalle St #3100, Chicago, IL 60605 Attention: Paul Ainsworth E-Mail: paul_ainsworth@contmtl.com

With a copy to:

Taft Stettinius & Hollister LLP 111 E. Wacker Drive, Suite 2800 Chicago, IL 60601-3713 Attention: Michael C. Jurasek E-Mail: mjurasek@taftlaw.com

If to Buyer:	Aggregate Industries —WCR, Inc. 8700 West Bryn Mawr Avenue, #300 Chicago, IL 60631 Attention: Guy Edwards E-Mail: guy.edwards@lafargeholcim.com

And

Aggregate Industries —WCR, Inc. 8700 West Bryn Mawr Avenue, #300 Chicago, IL 60631 Attention: Craig A. Knot E-Mail: craig.knot@lafargeholcim.com

With a copy to (which shall not constitute notice):

Varnum LLP Bridgewater Place, Suite 1700 333 Bridge Street NW Grand Rapids, MI 49504 Attention: Harvey Koning E-Mail: hkoning@varnumlaw.com

Section 7.04                            Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This

Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 7.05                            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.06                            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.04(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.07                            Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.08                            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.09                            No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10                            Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.11                            Governing Law and Submission to Jurisdiction.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF COLORADO IN EACH CASE LOCATED IN THE CITY OF DENVER AND COUNTY OF DENVER, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 7.12                            Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.13                            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CONTINENTAL MATERIALS CORP.

By:	/S/ RYAN SULLIVAN
Name:	Ryan Sullivan
Title:	Chief Operating Officer

TRANSMIT MIX OF PUEBLO, INC.

By:	/S/ RYAN SULLIVAN
Name:	Ryan Sullivan
Title:	Vice President

TRANSMIT MIX CONCRETE CO.

By:	/S/RYAN SULLIVAN
Name:	Ryan Sullivan
Title:	Vice President

CASTLE CONCRETE COMPANY

By:	/S/ RYAN SULLIVAN
Name:	Ryan Sullivan
Title:	Vice President

DANIELS SAND COMPANY

By:	/S/RYAN SULLIVAN
Name:	Ryan Sullivan
Title:	Vice President

AGGREGATE INDUSTRIES — WCR, INC.

By:	/S/IAN JOHNSTON
Name:	Ian Johnston
Title:	Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

ANNEX A

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings specified or referred to below whether or not capitalized when used in this Agreement.

The following terms have the meanings specified or referred to in this Annex A:

“Accounts Receivable” has the meaning set forth in Section 1.01(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Fraud”  means that a court of competent jurisdiction has determined pursuant to a final, written order from which no appeal has or can be taken that:

(a)                                 with respect to any representation and warranty made by a Seller in Article III, (i) such representation and warranty was inaccurate or untrue in any material respect when made (i.e., on the date of this Agreement), (ii) such Seller had Knowledge that such representation and warranty was inaccurate or untrue in such material respect when so made, (iii) such Seller intended that Buyer rely on the accuracy of such representation and warranty in entering into this Agreement and consummating the transaction contemplated hereby, (iv) Buyer actually, reasonably and justifiably relied on the accuracy of such representation and warranty in entering into this Agreement and consummating the transactions contemplated hereby, (v) Buyer actually has suffered a material Loss in so relying on the accuracy of such representation in warranty, and (vi) that the material inaccuracy or untruthfulness of such representation and warranty was the proximate cause of Buyer’s material Loss (i.e., ‘loss causation’);

(b)                                 with respect to any representation and warranty made by a Buyer in Article IV, (i) such representation and warranty was inaccurate or untrue in any material respect when made (i.e., on the date of this Agreement), (ii) Buyer had knowledge that such representation and warranty was inaccurate or untrue in such material respect when so made, (iii) Buyer intended that Sellers rely on the accuracy of such representation and warranty in entering into this Agreement and consummating the transactions contemplated hereby, (iv) Sellers actually, reasonably and justifiably relied on the accuracy of such representation and warranty in entering into this Agreement and consummating the transactions contemplated hereby, (v) Sellers actually have suffered a material Loss in so relying on the accuracy of such representation in warranty, and (vi) that the material inaccuracy or untruthfulness of such representation and warranty was the proximate cause of Sellers’ material Loss (i.e., ‘loss causation’); and

(c)                                  in all other cases shall mean common law fraud with the specific intent to deceive.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Principles” has the meaning set forth in Section 1.07.

“Ancillary Documents” means the Costilla Lease Agreement, the First American Title Company Escrow Agreement, the Escrow Agreement, the Non-Vehicles Bill of Sale, the Vehicles Bill of Sale the Assignment and Assumption Agreement, the Deeds, the Water Rights Deed, the Water Lease, the Assignment and Assumption of Augmentation Plan, the Assignment and Assumption of Hourglass Sands Lease, the Transition Services Agreement, the Colocation Services Agreement, the FMIC Shares Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Annual Financial Statements” has the meaning set forth in Section 3.04.

“Assigned Contracts” has the meaning set forth in Section 1.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.02(a)(vii).

“Assignment and Assumption of Augmentation Plan” means an assignment and assumption agreement, in form and substance acceptable to Buyer and Sellers, for the Assumed Liabilities set forth in Section 1.03(d) of the Disclosure Schedules.

“Assignment and Assumption of Hourglass Sands Lease” has the meaning set forth in Section 2.02(a)(xi).

“Assumed Liabilities” has the meaning set forth in Section 1.03.

“Balance Sheet” has the meaning set forth in Section 3.04.

“Balance Sheet Date” has the meaning set forth in Section 3.04.

“Benefit Plan” has the meaning set forth in Section 3.19(a).

“Books and Records” has the meaning set forth in Section 1.01(k).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois or Colorado Springs, Colorado are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 6.02.

“Cap” has the meaning set forth in Section 6.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“CIBC” means CIBC USA Bank.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the close of business on the Closing Date and consistent with the methodology set forth in the binding example in Section 1.06 of the Disclosure Schedules.

“Closing Working Capital Statement” has the meaning set forth in Section 1.06(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Colocation Services Agreement” means the Master Services Agreement, of even date with this Agreement, among Buyer and one or more Sellers, together with the accompanying Colocation Service Order Schedule which is a part thereof.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Costilla Lease Agreement” means the real property lease, of even date with this Agreement, of the West Parcel between TMC, as lessor, and Buyer, as lessee.

“Current Assets” means the following current assets: the Accounts Receivable (net of 2.5% bad debt reserve), the Inventory, any work in process related to the Purchased Business and any pre-paid expenses related to Assigned Contracts (to the extent acquired pursuant to the terms of this Agreement); provided, however, that “Current Assets” does not include any accounts and notes receivable of the Purchased Business payable by any of the Sellers or their corporate parent(s) or any cash or cash equivalents.

“Current Liabilities” means the following current liabilities of the Purchased Business: trade accounts payable, and accrued liabilities under the Assigned Contracts and assumed payroll obligations (if any); provided, however, that “Current Liabilities” does included any accrued reclamation liabilities.

“Deductible” has the meaning set forth in Section 6.04(a).

“Deed” has the meaning set forth in Section 2.02(a)(ix).

“Direct Claim” has the meaning set forth in Section 6.06(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 1.06(b)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“East Parcel” has the meaning set forth in Section 5.14(a)(iii).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Purchased Business or the Purchased Assets or as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as

amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means CitiBank N.A.

“Escrow Agreement” means the Escrow Agreement, of even date with this Agreement, among Buyer, Continental and the Escrow Agent at the Closing.

“Excluded Assets” has the meaning set forth in Section 1.02.

“Excluded Contracts” has the meaning set forth in Section 1.02(a).

“Excluded Liabilities” has the meaning set forth in Section 1.04.

“Excluded Real Property” is those properties listed on Annex C.

“Excluded Subsidiary” means each subsidiary of Continental which is not a Seller, including McKinney Door and Hardware, Inc., a Colorado corporation, Phoenix Manufacturing, Inc., an Arizona corporation, and Williams Furnace Company, a Delaware corporation.

“Existing Costilla Property” has the meaning set forth in Section 5.14(a)(i).

“Failsafe Closing” has the meaning set forth in Section 5.14(e).

“Failsafe Lease” has the meaning set forth in Section 5.14(e).

“Financial Statements” has the meaning set forth in Section 3.04.

“FIRPTA Certificate” has the meaning set forth in Section 2.02(a)(xv).

“First American Title Company Escrow Agreement” means the Escrow Agreement, of even date with this Agreement, among Buyer, Sellers and First American Title Company.

“FMIC Shares Agreement” means the Agreement for Assignment and Reissuance of Shares of Stock in Fountain Mutual Irrigation Company, of even date with this Agreement, among Sellers and Buyer.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.07(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnification Escrow Amount” means $1,250,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.02(c)(i).

“Indemnified Party” has the meaning set forth in Section 6.06.

“Indemnifying Party” has the meaning set forth in Section 6.06.

“Independent Accountants” has the meaning set forth in Section 1.06(b)(iii).

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership

(including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (g) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Purchased Business as currently conducted or proposed to be conducted to which Seller is a party, beneficiary or otherwise bound but, in each case, excluding any of the same which are used or held for use in the conduct of the Non-Purchased Business.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Purchased Business as currently conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof, but, in each case, excluding any of the same which are used or held for use in the conduct of the Non-Purchased Business.

“Intellectual Property Assignments” has the meaning set forth in Section 2.02(a)(ix).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 3.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.04.

“Interim Financial Statements” has the meaning set forth in Section 3.04.

“Inventory” has the meaning set forth in Section 1.01(b).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Ryan M. Sullivan, Paul Ainsworth, Jerald Schnabel, Jerry Schmitz, John Crowley and Jason Gordon, after due inquiry.

“Land Division Approvals” has the meaning set forth in Section 5.14(a)(iv).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees and including the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party, or any indirect, consequential, remote or speculative damages, lost profits or revenues, diminution in value, harm to reputation, foregone or lost business opportunities or any damages measured by any multiple (including any multiple of revenue, profits, earnings, assets or any other financial measure).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Purchased Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Purchased Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.03; or (vi) any changes in applicable Laws or accounting rules, including GAAP; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Purchased Business compared to other participants in the industries in which the Purchased Business operates.

“Material Contracts” has the meaning set forth in Section 3.07(a).

“Material Customers” has the meaning set forth in Section 3.14(a).

“Material Suppliers” has the meaning set forth in Section 3.14(b).

“Multiemployer Plan” has the meaning set forth in Section 3.19(f).

“Non-Purchased Business” has the meaning set forth in the Recitals.

“Non-Vehicles Bill of Sale” has the meaning set forth in Section 2.02(a)(v).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 1.06(a)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 1.05.

“Purchased Assets” has the meaning set forth in Section 1.01.

“Purchased Business” has the meaning set forth in the Recitals.

“Qualified Benefit Plan” has the meaning set forth in Section 3.19(b).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any Building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 1.06(b)(ii).

“Restricted Business” means the manufacture, sale, distribution and/or supply of ready mix concrete or similar products or services.

“Restricted Period” has the meaning set forth in Section 5.04(a).

“Review Period” has the meaning set forth in Section 1.06(b)(i).

“Sellers” has the meaning set forth in the preamble.

“Sellers Indemnitees” has the meaning set forth in Section 6.03.

“Statement of Objections” has the meaning set forth in Section 1.06(b)(ii).

“Surety Arrangements” means any bonds, letters of credit, cash, guarantees and other instruments or arrangements securing or guarantying performance of obligations.

“Tangible Personal Property” has the meaning set forth in Section 1.01(d).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto, whether disputed or not, and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means Colorado Springs, Colorado and Pueblo, Colorado and the area within a 150-mile radius from the city limits of Colorado Springs, Colorado and Pueblo, Colorado, respectively.

“Third Party Claim” has the meaning set forth in Section 6.06(a).

“Third Party Lease” has the meaning set forth in Section 3.10(a)(ii).

“Transferred Real Property” means the real property described on Annex B.

“Transferred Water Rights” means the water rights conveyed under the Water Rights Deed.

“Transition Services Agreement” “ means the Transition Services Agreement, of even date with this Agreement, among Buyer and Sellers.

“Vehicles Bill of Sale” has the meaning set forth in Section 2.02(a)(vii).

“Water Lease” means the Water Lease and Right of First Refusal Agreement, of even date with this Agreement, among Buyer, TMC and Castle.

“Water Rights Deed” has the meaning set forth in Section 2.02(a)(x).

“Undisputed Amounts” has the meaning set forth in Section 1.06(b)(iii).

“Union” has the meaning set forth in Section 3.20(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“West Parcel” has the meaning set forth in Section 5.14(a)(ii).

ANNEX B

TRANSFERRED REAL PROPERTY

Location	Operations	Address
Costilla (to be transferred after Closing pursuant to Section 5.14)	Ready Mix	444 E Costilla St Colorado Springs, CO 80903
Nevada	Ready Mix	3749 N Nevada Ave Colorado Springs, CO 80907
Marksheffel	Ready Mix	3555 Marksheffel Rd Colorado Springs, CO 80922
Daniels	Ready Mix and Quarry	3710 Bradley Rd Colorado Springs, CO 80911
Pueblo West	Ready Mix	684 E Industrial Blvd Pueblo, CO 81007
Pueblo East	Ready Mix	2596 Colorado 96 Pueblo, CO 81001

ANNEX C

EXCLUDED REAL PROPERTY

Location	Operations	Address
Pike View	Quarry	7250 Allegheny Rd Colorado Springs, CO 80919
Grisenti Pit	Sand & Gravel	Hwy 115, 1.5 miles south of Hwy 50 Penrose, CO 81240
Canon City	Limestone Reserves	W Hwy 50 Canon City, CO 81212
Colorado Springs Building Supplies	Building Supplies	549 E Cucharras St Colorado Springs, CO 80903
Pueblo Building Supplies	Building Supplies	2700 N Freeway Pueblo, CO 81003
Hitch Rack Ranch	Potential Quarry	City of Colorado Springs
Blake Ranch	Development Opportunity	South of the City of Pueblo

EXHIBIT A-1

EXISTING COSTILLA PROPERTY LEGAL DESCRIPTION

[See attached]

EXHIBIT A-2

“WEST PARCEL” AND “EAST PARCEL”
OF THE EXISTING COSTILLA PROPERTY

[See attached]

EXHIBIT B

ALLOCATION PRINCIPLES

Assets	Asset Class	Amount to be Allocated
Accounts Receivable	III	Net amount accrued by the Sellers
Inventory	IV	Net book value on the books of the Sellers
Machinery, Furniture, Property and Equipment	V	$15,077,829
Covenants Not to Compete	VI	$0
Goodwill	VII	Balance of amounts to be allocated under Section 1.07